Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX PROMOTES J. TYLER MARTIN, M.D. TO PRESIDENT

Berkeley, CA – July 27, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the promotion of J. Tyler Martin, M.D. to the newly-created position of President and the appointment of Dr. Martin to the company's Board of Directors. Dr. Martin joined Dynavax as Chief Medical Officer in February 2009.

"Tyler has made many significant contributions to advancing the Company's programs since joining us a little more than a year ago, including leading the successful effort to remove the clinical hold on HEPLISAVTM, reinitiating clinical development and moving our novel Universal Flu vaccine product candidate into the clinic. We look forward to his continuing achievements in his new role," said Dino Dina, M.D., Chief Executive Officer.

Dr. Martin has 20 years of experience in the biotechnology industry. Prior to joining Dynavax, Dr. Martin was President of Humabs Llc and before that he was Vice President, Development at Chiron. In his seven years at Chiron, Dr. Martin led the team responsible for the development of the novel vaccine adjuvant MF59, the first vaccine adjuvant licensed by regulatory agencies since alum, and approved as FLUAD influenza vaccine in Europe. He has also held senior development and research positions at Sangamo, Inc., Valentis, Inc. and SyStemix/GTI. Dr. Martin received a B.S. in Chemistry and an M.D. from the University of Nebraska. He completed his fellowship in pediatric infectious diseases and molecular microbiology at Washington University in St. Louis.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.